Exhibit 99.1

News Release

Rayonier Announces the Passing of Board Chairman Richard D. Kincaid

WILDLIGHT, Fla. — March 25, 2020 — Rayonier Inc. (NYSE:RYN) today announced with great sadness that Richard D. Kincaid, Chairman of the Rayonier Board of Directors, passed away unexpectedly on March 20, 2020. Mr. Kincaid had served on the Rayonier Board of Directors since 2004, and was appointed Chairman in June 2014 in connection with Rayonier’s spin-off of its Performance Fibers business. Effective immediately, the Board of Directors has appointed Dod A. Fraser to serve as Chairman.

David Nunes, President and CEO commented, “We are shocked and deeply saddened by the passing of Mr. Kincaid. Richard brought a wealth of experience, wisdom and business acumen to his role as Chairman of our Board. He was also a wonderful supporter of our leadership team, as well as a great friend and mentor to me and many others at Rayonier. On behalf of our board of directors, leadership team and employees, we extend our deepest sympathies to Richard’s family. He will be greatly missed by all of us.”
About Rayonier
Rayonier is a leading timberland real estate investment trust with assets located in some of the most productive softwood timber growing regions in the United States and New Zealand. As of December 31, 2019, Rayonier owned, leased or managed approximately 2.6 million acres of timberlands located in the U.S. South (1.8 million acres), U.S. Pacific Northwest (379,000 acres) and New Zealand (414,000 acres). More information is available at www.rayonier.com.

Contacts:
Investors / Media
Mark McHugh, 904-357-9100
investorrelations@rayonier.com

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